Exhibit 99.a.1.J

Ayala Corporation and Providence Equity Partners Commence Tender Offer through Affiliate to
Acquire Common Shares and ADSs of eTelecare for $9.00 per Share in Cash

New York, NY, and Manila, Philippines; November 10, 2008 – EGS Acquisition Co LLC, jointly owned by affiliates of Ayala Corporation and Providence Equity Partners, today announced that it has commenced a tender offer to acquire all of the issued and outstanding common shares and American Depositary Shares (ADSs) of eTelecare Global Solutions, Inc. (NASDAQ: ETEL; PSE: ETEL), a leading provider of complex business process outsourcing (BPO) solutions, at a price of $9.00 in cash per common share or ADS pursuant to the definitive agreement between EGS Acquisition Co LLC and eTelecare announced on September 19, 2008.

The board of directors of eTelecare (excluding the interested director) has unanimously recommended that eTelecare’s holders of common shares and ADSs accept the offer and tender their shares and ADSs into the offer.

EGS Acquisition Co LLC today filed a tender offer statement on Schedule TO with the United States Securities and Exchange Commission (U.S. SEC), and similar documentation with the Philippine Securities and Exchange Commission (Philippine SEC), setting forth the terms of the offer.  eTelecare today filed a solicitation/recommendation statement on Schedule 14D-9 with the U.S. SEC, and similar documentation with the Philippine SEC, setting forth, among other things, the recommendation of eTelecare’s board of directors that eTelecare holders of common shares and ADSs tender their shares into the offer.

The offer is conditioned upon, among other things, there being validly tendered and not withdrawn before the expiration of the offer that number of eTelecare common shares and ADSs which represents at least 66.67% of the common shares and ADSs outstanding on a fully diluted basis (after giving effect to the exercise, conversion or termination of all options, warrants, rights and securities exercisable or convertible into or for common shares or ADSs).  Holders of common shares and ADSs owning approximately 64.8% of the common shares and ADSs outstanding as of September 30, 2008 have agreed to tender their common shares and ADSs into the offer pursuant to support agreements entered into with EGS Acquisition Co LLC, which includes approximately 21.6% of the common shares and ADSs outstanding that are owned by a wholly-owned subsidiary of Ayala.  The offer is not subject to any financing condition.

The offer and withdrawal rights will expire at 2:00 p.m. Philippines time, 1:00 a.m. New York City time, on Thursday, December 11, 2008, unless the offer is extended. The offer to purchase and the related application to sell common shares and ADS letter of transmittal contain important information and holders of common shares and ADSs should read these documents carefully before making any decision with respect to the offer.

The United States dealer manager for the offer is Georgeson Securities Corporation, the common share information agent for the offer is Deutsche Regis (in the Philippines) and the ADS information agent for the offer is Georgeson (in the United States).

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About eTelecare Global Solutions

Founded in 1999, eTelecare Global Solutions is a leading provider of business process outsourcing (BPO) focusing on the complex, voice and non-voice based segment of customer-care services. It provides a range of services, including technical support, customer service, sales, customer retention, chat and email from both onshore and offshore locations. Services are provided from delivery centers in the Philippines, North America, and Latin America. Additional information is available at www.etelecare.com.

About Ayala

Ayala Corporation was founded in 1834 and is the holding company of one of the largest and most diversified business groups in the Philippines, with interests that include real estate, financial services, telecommunications, electronics, and information technology. LiveIt Investments Limited is its holding company in the BPO sector, with significant holdings in eTelecare, Integreon and Affinity Express. Additional information is available at www.ayala.com.ph.

About Providence

Providence Equity Partners is the leading global private equity firm specializing in equity investments in media, entertainment, communications and information companies around the world. The principals of Providence manage funds with approximately $22 billion in equity commitments and have invested in more than 100 companies operating in over 20 countries since the firm’s inception in 1989. Significant investments include Aditya Birla Telecom, Bell Canada, Bresnan Broadband Holdings, Casema, Com Hem, Digiturk, Education Management Corporation, eircom, Freedom Communications, Hulu, Idea Cellular, Kabel Deutschland, Metro-Goldwyn-Mayer, NexTag, Ono, Open Solutions, PanAmSat, ProSiebenSat.1, Recoletos, TDC, Univision, VoiceStream Wireless, Warner Music Group, Western Wireless and Yankees Entertainment and Sports Network. Providence is headquartered in Providence, RI (USA) and has offices in New York, Los Angeles, London, Hong Kong and New Delhi. Additional information is available at www.provequity.com.

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Additional Information

This announcement and the description contained herein is for information purposes only and is neither an offer to purchase nor a solicitation of an offer to sell common shares or American Depositary Shares of eTelecare.  The offer is being made only pursuant to an Offer to Purchase and related acceptance forms, to all holders of common shares and ADSs of eTelecare, subject to compliance with applicable laws. EGS Acquisition Co LLC has filed with the U.S. SEC a Tender Offer Statement on Schedule TO containing an offer to purchase, form of application to sell common shares, form of ADS letter of transmittal and other documents relating to the tender offer, in addition to similar documentation with the Philippine SEC, and eTelecare has filed with the U.S. SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer, and similar documentation with the Philippine SEC.  These documents will be mailed to the holders of common shares and ADSs of eTelecare. These documents contain important information about the tender offer and holders of common shares and ADSs of eTelecare are urged to read them carefully. Holders of common shares and ADSs of eTelecare are able to obtain a free copy of these documents and other documents filed by EGS Acquisition Co LLC or eTelecare with the U.S. SEC at the website maintained by the U.S. SEC at www.sec.gov.  In addition, copies of the tender offer statement and related materials may be obtained for free by directing such requests to the information agents for the tender offer – Georgeson (the ADS information agent) and Deutsche Regis (the information agent for the common shares) . The solicitation/recommendation statement and related documents may be obtained by directing such requests to eTelecare by contacting eTelecare at 8901 East Raintree Drive, Suite 100, Scottsdale, Arizona 85260, attention: Anh Huynh, Director of Investor Relations.  Questions or requests for assistance may be directed to the information agents.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in these forward-looking statements.  Certain factors could affect the outcome of the matters described in this press release. These factors include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the acquisition agreement between eTelecare and EGS Acquisition Co LLC; and (2) the inability to complete the offer due to the failure to satisfy conditions required to complete the offer.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the ability of EGS Acquisition Co LLC to control or predict. EGS Acquisition Co LLC and its affiliates undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information

Nona Torres (+63-2-841-5446) and Gina Oris (+63-2-759-4258), for Ayala Corporation

Andrew Cole / Lucy Neugart/ Charlotte Bilney

Sard Verbinnen & Co, for Providence Equity Partners
+1 (415) 618-8750; +852 9314 3463